Exhibit 11.1

Contents

1	Purpose	2
2	Scope & Definitions	2
3	Applicability	3
4	Explanation of “Insider Trading”	4
4.1	What is Insider Trading?	4
4.2	What information is “material”?	4
4.3	What is “non-public” information?	5
4.4	Who is an Insider?	5
5	Procedures	5
5.1	Supporting requirements	5
5.2	Prohibition against Insider Trading	7
6	Rule 10b5-1 Trading Plans	10
7	Interpretation, Amendment, and Implementation of this Policy	11

1 Purpose

Insider Trading is illegal for all individuals independent of their country of residence, and individuals outside of the US may be prosecuted for violation of the Insider Trading rules.

“Insider Trading” occurs when any person purchases or sells a security (e.g., Company ordinary shares or American Depositary Shares (ADS) representing ordinary shares) while in possession of “material non-public information” relating to the security. Please see Section 3 below for more information on what constitutes information that is both “material” and “non-public.”

Compliance with this Policy is crucial to abide the laws and regulations, as well as preserve the reputation and integrity of Ascendis Pharma (the “Company”) and to protect individuals against violating Insider Trading rules and risking criminal charges.

The purpose of this Insider Trading Compliance Policy (the “Policy”) is to outline your responsibilities to avoid insider trading and implement certain procedures to help you avoid even the appearance of insider trading.

Violation of the Policy by Ascendis Pharma Individuals may cause disciplinary actions, including potentially termination of employment. Further, violations may be reported to relevant law enforcement authorities.

2 Scope & Definitions

Certain definitions used in this Policy:

Ascendis Pharma:	Ascendis Pharma A/S and subsidiaries of Ascendis Pharma A/S.
Ascendis Pharma Individuals:	All officers, board members, employees and Eligible Consultants of Ascendis Pharma and its subsidiaries.
Eligible Consultants:

Consultants who have been i) assigned an @ascendispharma.com e-mail address, ii) granted access to the Ascendis Pharma intranet, or iii) granted a card allowing unaccompanied access to the premises of Ascendis Pharma, whether appointed directly by Ascendis Pharma or through their employment with consultancy service providers retained by Ascendis Pharma, or iv) identified by Ascendis Pharma’s Chief Legal Officer.

Event-Specific Blackout:	Please refer to section 5.2 of this Policy.
Excluded Transactions:

i) entering into a deposit arrangement with a depositary for purposes of receiving ADSs from the depositary in respect of ordinary shares or warrants or other equity awards exercisable for ordinary shares,

ii) exercises of warrants or other equity awards, or the surrender of shares to Ascendis Pharma in payment of the exercise price or in satisfaction of any tax withholding obligations or vesting of equity-based awards that do not involve a market sale of Ascendis Pharma’s securities,

iii) purchases of Ascendis Pharma’s securities from Ascendis Pharma or sales of Ascendis Pharma’s securities to Ascendis Pharma,

iv) a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”), and

v) Sell-to-cover-tax transactions that are enforced automatically upon vesting of equity awards, when this is governed by the relevant equity plan rules and necessary in order to comply with tax withholding requirements.

Insider:	Ascendis Pharma Individuals and anyone else within Ascendis Pharma, or its subsidiaries, who has material, non-public information about Ascendis Pharma and its activities..
Insider Trading:	Refers to the purchase or sale of a security by a person who is in possession of “material,” “non-public” information relating to the security, see further explanation in section 4
SEC:	The U.S. Securities and Exchange Commission.
Securities:

Includes ordinary shares, American Depositary Shares (“ADSs”) representing ordinary shares, stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

Trading Plan	transactions under a previously established contract, plan or instruction to trade in Ascendis Pharma’s Securities entered into in accordance with Rule 10b5-1

3 Applicability

This Policy applies to all Ascendis Pharma Individuals.

Ascendis Pharma Individuals are responsible for ensuring that members of their household also comply with this Policy. This includes family members residing with Ascendis Pharma Individuals, anyone else living in the same household as an Ascendis Pharma Individual, and any family members not living with Ascendis Pharma Individuals whose transactions in Ascendis Pharma’s securities are directed by Ascendis Pharma Individuals, or subject to their influence and control. This Policy also applies to any entities controlled by Ascendis Pharma Individuals, including any limited liability companies, corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of an Ascendis Pharma Individual.

For purposes of clarity, this Policy, including, without limitation, the preclearance policy, blackout periods and prohibited transactions, does not apply to venture capital entities or other institutional investors that may be affiliated with a board member of Ascendis Pharma or for Company equity securities that a board member may be deemed to have beneficial ownership of by virtue of such affiliation.

For purposes of clarity, with the exception of the preclearance requirement, this Policy continues to apply to transactions in Ascendis Pharma’s securities even after termination of service to Ascendis Pharma. If you are in possession of material non-public information when your service terminates, you may not trade in Ascendis Pharma’s securities until that information has become public or is no longer material.

4 Explanation of “Insider Trading”

4.1 What is Insider Trading?

“Insider Trading” refers to the purchase or sale of a Security by a person while in possession of “material,” “non-public” information relating to that security. Insider trading is illegal and governed by US securities laws

“Purchase” and “sale” are defined broadly under applicable US securities laws. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-share transactions, conversions, the exercise of warrants, transfers, gifts and acquisitions and exercises of options or puts, calls or other derivative securities.

The laws and regulations concerning insider trading are complex, and Ascendis Pharma Individuals are encouraged to seek guidance from the Chief Legal Officer prior to considering a transaction in Company securities.

It is generally understood that Insider Trading includes the following:

- trading by Insiders while in possession of material, non-public information;

- trading by persons other than Insiders while in possession of material, non-public information, if the information either was given in breach of an Insider’s duty to keep it confidential or was misappropriated; and

- communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

4.2 What information is “material”?

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the information is likely to have a significant effect on the market price of the security.

Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information include (but are not limited to) information about:

• the results of clinical trials;

• communications sent to, or received from, the European Medicines Agency or the U.S. Food and Drug Administration,or any other marketing authorization government body;

• dividends;

• corporate earnings or earnings forecasts;

• mergers, acquisitions, tender offers or dispositions;

• major new products or product developments;

• important business developments such as major contract awards or cancellations;

• developments regarding strategic collaborators, including VISEN Pharmaceuticals;

• the status of regulatory submissions;

• management or control changes;

• significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;

• defaults on borrowings;

• bankruptcies;

• cybersecurity or data security incidents; and

• significant litigation or regulatory actions.

Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

Questions regarding material information should be directed to Ascendis Pharma’s Chief Legal Officer.

In all cases, individuals subject to this Policy bear full responsibility for ensuring their compliance with this Policy, and also for ensuring that members of their household (and individuals not residing in their household but whose transactions are subject to their influence or control) and entities under their influence or control are in compliance with this Policy.

4.3 What is “non-public” information?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD(fair disclosure)-compliant method, such as through a press release, a filing with the SEC or a Regulation FD-compliant conference call. The Chief Legal Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, one should allow one full trading day following release of the information to the public as a reasonable waiting period before such information is deemed to be public.

4.4 Who is an Insider?

Insiders include Ascendis Pharma Individuals and anyone else within Ascendis Pharma who has material, non-public information about a company.

5 Procedures

5.1 Supporting requirements

To minimize the risk of Insider Trading, Ascendis Pharma has put in place below requirements relating to:

• Periodic Trading Windows (see 5.1.1)

• Event-specific Blackouts (see 5.2)

• Specific personal pre-clearance procedures for senior management and select functions (see 5.2.2)

• General handling of material non-public information (see 5.2.3)

The prohibition against Insider Trading and the further instructions contained in sections 5.1.1 - 5.2.2 may be summarized and illustrated in the decision tree shown on the following page (Illustration 1).

Review of this chart is not a substitute for reading and understanding this Policy.

5.1.1 Periodic Trading Windows

Ascendis Pharma Individuals may only trade during open Periodic Trading Windows. Periodic Trading Windows open on the date falling one (1) full trading day after the public release of earnings data for any financial quarter and close on the date falling twenty-one (21) calendar days prior to the last date of each financial quarter (each, a “Periodic Trading Window”). For purposes of the foregoing sentence, a “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, Ascendis Pharma were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the Periodic Trading Window would open after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the Periodic Trading Window would open after the close of trading on Wednesday.

The Periodic Trading Windows are illustrated below:

In other words: No Ascendis Pharma Individual nor any family members residing with Ascendis Pharma Individuals, anyone else living in the same household as an Ascendis Pharma Individual, nor any family members not living with Ascendis Pharma Individuals whose transactions in Ascendis Pharma’s securities are directed by Ascendis Pharma Individuals, or subject to their influence and control, shall purchase or sell any security of Ascendis Pharma outside of open Periodic Trading Windows. Exceptions to Periodic Trading Windows may be approved only by Ascendis Pharma’s Chief Legal Officer or, in the case of exceptions for the Chief Legal Officer, the Chief Financial Officer or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

5.2 Prohibition against Insider Trading

No Ascendis Pharma Individual, nor any family members residing with Ascendis Pharma Individuals, anyone else living in the same household as an Ascendis Pharma Individual, nor any family members not living with Ascendis Pharma Individuals whose transactions in Ascendis Pharma’s securities are directed by Ascendis Pharma Individuals, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is Ascendis Pharma or any other company.

5.2.1 Event-Specific Blackouts:

From time to time, whether during a closed period or an open trading window cf. above 5.1.1, the Board of Directors, the Chief Legal Officer or the Chief Financial Officer of Ascendis Pharma determine to suspend trading in Ascendis Pharma’s securities by some or all Ascendis Pharma Individuals or others because of developments that have not yet been disclosed to the public. Such suspension is referred to as an “Event-Specific Blackout”. During an Event-Specific Blackout, all individuals affected should not trade in Ascendis

Pharma’s securities and should not disclose to others that Ascendis Pharma has implemented an Event-Specific Blackout or otherwise suspended trading.

In case of an Event-Specific Blackout, the Ascendis Pharma Individuals subject to the specific blackout will receive an e-mail notification from the Chief Legal Officer or a person authorized by the Chief Legal Officer. Once Ascendis Pharma Individuals are no longer subject to such Event-Specific Blackout, they will receive an e-mail notification confirming the removal of the trading restrictions.

For the avoidance of doubt, if Ascendis Pharma Individuals do not receive an e-mail notification regarding an Event-Specific Blackout, but are in possession of material non-public information, such Ascendis Pharma Individuals may not trade. Failure by Ascendis Pharma to provide notice does not relieve Ascendis Pharma Individuals of their obligations under this Policy.

5.2.2 Pre-Clearance of all trades by employees in the departments Group Legal and Regulatory, and all senior management (VPs and above management levels) in Ascendis Pharma

All transactions in Ascendis Pharma’s securities by employees in the departments Group Legal and Regulatory, and all senior management (VPs and above management levels) in Ascendis Pharma, other than Excluded Transactions must be pre-cleared by Ascendis Pharma’s Chief Legal Officer or a person authorized by the Chief Legal Officer.

Preclearance should not be understood to represent the legal advice by Ascendis Pharma that the proposed transaction complies with law. Preclearance does not relieve an individual of their responsibility under SEC rules, and none of Ascendis Pharma, the Chief Legal Officer or Chief Financial Officer, or Ascendis Pharma’s other employees assume any liability for the legality or consequences of such transaction to the person engaging in such transaction, nor will any of the foregoing have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section 5.2.2.

To request a pre-clearance, Ascendis Pharma Individuals must confirm that they are not aware or in possession of material non-public information either i) by filling out, dating and signing a Pre-Clearance form, which is available on the Ascendis Pharma intranet or through the Computershare portal, and submit it via Ascendis Pharma email to either Ascendis Pharma’s Chief Legal Officer, or an authorized individual as per directions from the Chief Legal Officer, or ii) by accepting a statement to that effect when using online tools administered by Ascendis Pharma, if applicable.

Preclearance may be granted for a period of up to five (5) trading days but may also be granted for a shorter period of time. The preclearance period will be indicated in the preclearance email. Notwithstanding receipt of preclearance, if the preclearance person becomes aware of material non-public information, becomes subject to an Event-Specific Blackout or the Period Trading Window closes before the transaction is effected, the transaction may not be completed. Transactions under a previously established Trading Plan (as defined in Section 7) that has been precleared in accordance with this Policy are not subject to further preclearance.

5.2.3 General handling of Material Non-Public Information

Access to material non-public information about Ascendis Pharma, including Ascendis Pharma’s business, earnings or prospects, should be limited to Ascendis Pharma Individuals on a need-to-know basis.

In addition, such information should not be communicated to anyone outside Ascendis Pharma under any circumstances (except in accordance with the Confidentiality Procedure).

Material non-public information must be handled in accordance with our Confidentiality Procedure.

5.2.4 Prohibited Transactions

Ascendis Pharma has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Ascendis Pharma Individuals shall comply with the following requirements with respect to certain transactions in Ascendis Pharma securities:

5.2.4.1 Short Sales

Short sales of Ascendis Pharma’s Securities are prohibited by this Policy. Short sales of Ascendis Pharma’s Securities, or sales of shares that the seller does not own at the time of sale, or sales of shares against which the seller does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the Securities will decline in value, and, therefore, signal to the market that the seller has no confidence in Ascendis Pharma or its short-term prospects.

5.2.4.2 Options

Transactions in puts, calls, or other derivative securities involving Ascendis Pharma’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of Ascendis Pharma’s shares and, therefore, creates the appearance that an Ascendis Pharma Individual is trading based on material non-public information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, may also focus an Ascendis Pharma Individual’s attention on short-term performance at the expense of Ascendis Pharma’s long-term objectives.

5.2.4.3 Hedging Transactions

Hedging transactions involving Ascendis Pharma’s Securities, such as prepaid variable forward sale contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Ascendis Pharma’s equity Securities, are prohibited by this Policy. Such transactions allow the Ascendis Pharma Individual to continue to own the covered Securities, but without the full risks and rewards of ownership. When that occurs, the Ascendis Pharma Individual may no longer have the same objectives as Ascendis Pharma’s other shareholders.

5.2.4.4 Margin Accounts and Pledging

Ascendis Pharma Individuals are prohibited from pledging Ascendis Pharma Securities as collateral for a loan, purchasing Company Securities on margin (i.e. borrowing money to purchase the securities) or placing Company Securities in a margin account. This prohibition does not apply to cashless exercises of warrants under Ascendis Pharma’s equity plans or to situations approved in advance by the Chief Legal Officer or Chief Financial Officer.

5.2.4.5 Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company Securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

6 Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions” in Section 5.2.4 of this Policy, do not apply to transactions under a previously established contract, plan or instruction to trade in Ascendis Pharma’s Securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:

• has been submitted to and preapproved by Ascendis Pharma’s Chief Legal Officer or, in the case of exceptions for the Chief Legal Officer, the Chief Financial Officer, or such other person(s) as the Board of Directors may designate from time to time (each, an “Authorizing Officer”);

• includes a “Cooling Off Period” for:

o directors and officers that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 20-F or Form 6-K disclosing financial results covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

o employees and any other persons, other than Ascendis Pharma, that extends 30 days after adoption or modification of a Trading Plan;

• for directors and officers, includes a representation in the Trading Plan that the director or officer is (1) not aware of any material non-public information about Ascendis Pharma or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

• has been entered into in good faith at a time when the Ascendis Pharma Individual was not in possession of material non-public information about Ascendis Pharma and not otherwise in a blackout period (i.e., during a Periodic Trading Window and not during an Event-Specific Blackout), and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

• either (1) specifies the amounts, prices, and dates of all security transactions under the Trading Plan, (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

• complies with all other applicable requirements of Rule 10b5-1.

The Authorizing Officer may impose such other conditions on the implementation and operation of the Trading Plans as he or she deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Authorizing Officer.

Ascendis Pharma Individuals may only modify a Trading Plan outside of a blackout period (i.e., during a Periodic Trading Window and not during an Event-Specific Blackout) and, in any event, when the individual does not possess material non-public information.

Modifications to and terminations of a Trading Plan are subject to preapproval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

Ascendis Pharma reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding, the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. Ascendis Pharma also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of Ascendis Pharma.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of Ascendis Pharma, the Authorizing Officer, or Ascendis Pharma’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing Ascendis Pharma of, or trading under, a Trading Plan.

7 Interpretation, Amendment, and Implementation of this Policy

The Chief Legal Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Chief Legal Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Actions taken by Ascendis Pharma, the Chief Legal Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws. Overvej en section som beskriver implementation – at alle Ascendis Pharma Individuals skal og har Confirmed compliance with this Policy by Read and Understood in Ascendis Pharma compliance system